Exhibit 10.6

NACCO INDUSTRIES, INC. ANNUAL INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan
The purpose of the NACCO Industries, Inc. Annual Incentive Compensation Plan (the “Plan”) is to further the profits and growth of NACCO Industries, Inc. (the “Company”) by enabling the Company and its wholly-owned subsidiaries (together with the Company, the “Employers”) to attract and retain employees by offering annual incentive compensation to those employees who will be in a position to help the Company meet its financial and business objectives.

2.	Definitions
(a)    “Award” means cash paid to a Participant under the Plan for a Performance Period in an amount determined in accordance with Section 5.
(b)    “Change in Control” means the occurrence of an event described in Appendix 1 hereto.
(c)    “Committee” means the Compensation Committee of the Company's Board of Directors or any other committee appointed by the Company's Board of Directors to administer this Plan in accordance with Section 3, so long as any such committee consists of not less than two directors of the Company and so long as each member of the Committee is (i) an “outside director” for purposes of Section 162(m) and (ii) is not an employee of the Company or any of its subsidiaries.
(d)    “Covered Employee” means any Participant who is a “covered employee” for purposes of Section 162(m) or any Participant who the Committee determines in its sole discretion could become a “covered employee.”
(e)    “Disability” means an approved application for disability benefits under an Employer’s long-term disability plan or under any applicable government program.
(f)    “Guidelines” means the guidelines that are approved by the Committee for the administration of the Awards granted under the Plan. To the extent that there is any inconsistency between the Guidelines and the Plan, the Guidelines will control.
(g)    “Hay Salary Grade” shall mean the salary grade or Salary Points assigned to a Participant by the Employers pursuant to the Hay Salary System, or any successor salary system subsequently adopted by the Employers.
(h)    “Participant” means any person who is classified by the Employers as a salaried employee, who in the judgment of the Committee occupies a key position in which his efforts may contribute to the profits or growth of the Employers and who is designated as a Participant in the Plan by the Committee. In addition, following the end of the Performance Period, the Committee may make one or more discretionary Awards to employees of the Employers who were not previously designated as Participants. Directors of the Employers who are also employees of the Employers are eligible to participate in the Plan.
(i)    “Payment Period” means, with respect to any Performance Period, the period from January 1 to March 15 of the calendar year immediately following the calendar year in which such Performance Period ends.
(j)    “Performance Period” means any period of one year (or portion thereof) on which an Award is based, as established by the Committee. Any Performance Period(s) applicable to a Qualified Performance-Based Award shall be established by the Committee not later than 90 days after the commencement of the Performance

Period on which such Qualified Performance-Based Award will be based and prior to completion of 25% of such Performance Period.
(k)    “Performance Objectives” shall mean the performance objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of (i) the individual Participant or (ii) any Subsidiary, division, business unit, department or function of the Company. Performance Objectives may be measured on an absolute or relative basis. Different groups of Participants may be subject to different Performance Objectives for the same Performance Period. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more of the following criteria: return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, net or standard margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value, sales value increase over time, economic value income, economic value increase over time, new project development, adjusted standard margin or net sales.
(l)    “Qualified Performance-Based Award” shall mean any Award or portion of an Award granted to a Covered Employee on or after January 1, 2013 that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m).
(m)     “Retire” means a termination of employment that entitles the Participant to immediate commencement of his pension benefits under The Combined Defined Benefit Plan of NACCO Industries, Inc. and its Subsidiaries or, for Participants who are not members of such plan, a termination of employment with the Employers after reaching age 60 with at least 15 years of service.
(n)    “Salary Points” means the salary points assigned to a Participant by the Committee for the applicable Performance Period pursuant to the Hay salary point system, or any successor salary point system adopted by the Committee.
(o)    “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision.
(p)    “Subsidiary” shall mean any corporation, partnership or other entity, the majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company
(q)    “Target Award” shall mean the designated salary midpoint that corresponds to a Participant’s Salary Points, multiplied by the short-term incentive compensation target percent for those Salary Points for the applicable Performance Period, as determined by the Committee. The Target Award is the Award that would be paid to a Participant under the Plan if each Performance Objective is met exactly at target level. Calculations of Target Awards for a Performance Period shall initially be based on the Participant’s Hay Salary Grade as of January 1st of the first year of the Performance Period. However, such Target Awards shall be changed during or after the Performance Period under the following circumstances: (i) if a Participant receives a change in Salary Points, salary midpoint and/or short-term incentive compensation target percentage during a Performance Period, such change shall be reflected in a pro-rata Target Award, (ii) employees hired into or promoted into a position eligible to participate in the Plan during a Performance Period will be assigned a pro-rated Target Award based on their length of service during the Performance Period and (iii) the Committee may increase or decrease the amount of the Target Award at any time, in its sole and absolute discretion; provided, however, that (X) no such decrease may occur following a Change in Control and (Y) effective January 1, 2013, no such increase, adjustment or any other change may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

3.	Administration
This Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan. Notwithstanding the foregoing, no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)). A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Employers and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.

4.	Eligibility
Each Participant shall be eligible to participate in this Plan and receive Awards in accordance with Section 5; provided, however, that, unless otherwise determined by the Committee or as otherwise provided in Section 6 below, (a) a Participant must be employed by the Employers on the last day of the Performance Period (or die, become Disabled or Retire during such Performance Period) in order to be eligible to receive an Award for such Performance Period and (b) the Award of a Participant who is described in the preceding clause or who is employed on the last day of the Performance Period but is not employed during the entire Performance Period shall be paid in a pro-rated amount based on the number of days the Participant was actually employed by the Employers during such Performance Period. Notwithstanding the foregoing, the Committee shall have the discretion to grant an Award to a Participant who does not meet the foregoing requirements; provided that, effective January 1, 2013, no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be includable as applicable employee remuneration of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

5.	Awards
The Committee may, from time to time and upon such conditions as it may determine, authorize the payment of Awards to Participants, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:
(a)    The Committee shall approve (i) a Target Award to be granted to each Participant and (ii) a formula for determining the amount of each Award, which formula is based upon the achievement of Performance Objectives as set forth in the Guidelines; provided, however, that with respect to any Qualified Performance-Based Award, the Committee shall approve the foregoing not later than the ninetieth day of the applicable Performance Period and prior to the completion of 25% of such Performance Period.
(b)    Prior to the end of the Payment Period, the Committee shall approve (i) a preliminary calculation of the amount of each Award based upon the application of the formula and actual performance relative to the Target Awards previously determined in accordance with Section 5(a); and (ii) a final calculation of the amount of each Award to be paid to each Participant for the Performance Period. Such approval shall be certified by the Committee before any amount is paid under any Award with respect to that Performance Period. Notwithstanding the foregoing, the Committee shall have the power to (1) decrease the amount of any Award below the amount determined in accordance with Section 5(b)(i); and/or (2) increase the amount of any Award above the amount determined in accordance with Section 5(b)(i); provided, however, that (A) no such decrease may occur following a Change in Control and (B) no such increase, change or adjustment may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)). No Award, including any Award equal to the Target Award, shall be payable under the Plan to any Participant except as determined by the Committee.
(c)    Each Award shall be fully paid during the Payment Period and shall be paid in cash. Awards shall be paid subject to all withholdings and deductions pursuant to Section 7. Notwithstanding any other provision of the Plan, the maximum amount paid to a Participant in a single calendar year as a result of Awards under this Plan shall not exceed $8,000,000 or such lesser amount specified in the Guidelines.
(d)    At such time as the Committee approves a Target Award and formula for determining the amount of each Award, the Committee shall designate whether all or any portion of the Award is a Qualified Performance-Based Award.

6.	Change in Control
(a)    The following provisions shall apply notwithstanding any other provision of the Plan to the contrary.
(b)    Amount of Award for Year of Change In Control. In the event of a Change in Control during a Performance Period, the amount of the Award payable to a Participant who is employed by the Employers on the date of the Change in Control (or who died, become Disabled or Retired during such Performance Period and prior to the Change in Control) for such Performance Period shall be equal to the Participant’s Target Award for such Performance Period, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Performance Period.
(c)    Time of Payment. In the event of a Change in Control, the payment date of all outstanding Awards (including, without limitation, the pro-rata Target Award for the Performance Period during which the Change in Control occurred) shall be the date that is between two days prior to, or within 30 days after, the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

7.	Withholding Taxes
Any Award paid to a Participant under this Plan shall be subject to all applicable federal, state and local income tax, social security and other standard withholdings and deductions.

8.	Amendment and Termination
The Committee may alter or amend this Plan (including the Guidelines) from time to time or terminate it in its entirety; provided, however, that effective January 1, 2013, no such increase, change or adjustment may be made that would cause a Qualified Performance-Based Award to be includable as “applicable employee remuneration” of a Covered Employee, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

9.	Approval by Stockholders
The Plan will be submitted for approval by the stockholders of the Company. If such approval has not been obtained by July 1, 2013, all grants of Target Awards made on or after January 1, 2013 for Performance Periods beginning on or after January 1, 2013 will be rescinded.

10.	General Provisions
(a)    No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of the Employers to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employers might have done if this Plan had not been adopted.
(b)    Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
(c)    Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.
(d)    American Jobs Creation Act. It is intended that this Plan be exempt from the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act, and the Plan shall be interpreted and administered in a manner to give effect to such intent.
(e)    Limitation on Rights of Participants; No Trust. No trust has been created by the Employers for the payment of Awards granted under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Participant’s Employers, and the Participants hereunder are unsecured creditors of their Employer.
(f)    Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Company from all liability with respect to such Award.
(g)    Offset of Awards. Notwithstanding anything in the Plan to the contrary, if, prior to the payment of any Award, it is determined that any amount of money is owed by the Participant to any Employer, the Award otherwise payable to the Participant may be reduced in satisfaction of the Participant’s debt to such Employer. Such amount(s) owed by the Participant to the Employer may include, but is not limited to, the unused balance of any cash advances previously obtained by the Participant, or any outstanding credit card debt incurred by the Participant.

11.	Liability of Employers, Transfers and Guarantees.
(a)    In general. The provisions of this Section shall apply notwithstanding any other provision of the Plan to the contrary.
(b)    Liability for Payment/Transfers of Employment.

(i)
Subject to the provisions of clause (ii) of this Section, the Employers shall each be solely liable for the payment of amounts due hereunder to or on behalf of the Participants who are (or were) its employees.

(ii)
Notwithstanding the foregoing, if the benefits that are payable to or on behalf of a Participant are based on the Participant’s employment with more than one Employer, the following provisions shall apply:

(1)
Upon a transfer of employment, the Participant's Award shall be transferred from the prior Employer to the new Employer. Subject to Section 11(b)(ii)(2)(C), the last Employer of the Participant shall be responsible for processing the payment of the entire amount of the Participant's Award hereunder; and

(2)
Notwithstanding the provisions of clause (i), (A) each Employer shall be solely liable for the payment of the portion of the Participant's Award that was earned by the Participant while he was employed by that Employer; (B) each Employer (unless it is insolvent) shall reimburse the last Employer for its allocable share of the Participant's distribution; (C) if any responsible Employer is insolvent at the time of distribution, the last Employer shall not be required to make a distribution to the Participant with respect to amounts which are allocable to service with that Employer; and (D) each Employer shall (to the extent permitted by applicable law) receive an income tax deduction for the Employer's allocable share of the Participant's distribution.

Effective Date
This Plan shall be effective as of, and contingent upon, the “Spin Off Date,” as such term is defined in the 2012 Separation Agreement by and between NACCO Industries, Inc. and Hyster-Yale Materials Handling, Inc. (the “Effective Date”).

Appendix 1.    Change in Control.

I. Change in Control. The term “Change in Control” shall mean the occurrence of (i), (ii) or (iii) below; provided that such occurrence occurs on or after the Effective Date and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:
i. Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A) directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B) by any Person pursuant to an Excluded NACCO Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the outstanding voting securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the outstanding voting securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):

(A) the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B) at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.

II. Definitions. The following terms as used herein shall be defined as follow:

1. “Incumbent Directors” means the individuals who, as of the day after the Effective Date, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a‑12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2. “Permitted Holders” shall mean, collectively, (i) the parties to the Amended and Restated 2012 Stockholders’ Agreement, as further amended from time to time, by and among the “Depository”, the “Participating Stockholders” (both as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect on the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.